AMENDMENT TO EMPLOYMENT AGREEMENT



      AMENDMENT, dated this 4th day of November, 1997, between CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (the "Company"), and PETER J. O'SHEA, JR. (the "Executive") (hereinafter called the "Amendment") to the Employment Agreement, dated November 28, 1995, between the Company and the Executive (hereinafter called the "Employment Agreement").

     WHEREAS, the Company and the Executive desire to amend the terms and conditions of the Executive's employment by the Company;

      NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Executive agree as follows:

      A. The Employment Agreement shall remain in full force and effect, except as expressly modified herein.

      B. The term of employment specified in paragraph 2 of the Employment Agreement shall terminate on March 31, 1998. On March 31, 1998 or, if the Company terminates the Executive's employment prior to March 31, 1998, on such earlier termination, the Executive shall become entitled to the following:

           1. payment of his salary to March 31, 1998, at the annual rate then in effect, to the extent not theretofore paid by the Company;

            2. the mandatory deferred portion of his award under the Company's Executive Incentive Plan (the "EIP") for 1996;

            3. an EIP award for 1997, the entire amount of which shall be paid to the Executive in February 1998;

            4. in lieu of an EIP award for the three month period from January 1 to March 31, 1998, a payment of $24,000, which shall be made on March 31, 1998;

            5. a supplemental pension, described in paragraph C 1 below, and

            6. a retainer agreement for legal services, the terms of which are outlined in paragraph D below.

       C. The provisions of this paragraph C amend and are in full substitution of paragraph 4(a) of the Employment Agreement. Upon termination of the Executive's employment under paragraph B above or by reason of his death or disability:

            1. The Company shall provide the Executive with a supplemental pension for his life in the amount of $30,000 per annum and his Surviving Spouse (as determined in accordance with the marriage requirements for surviving spouse benefits under The Consolidated Edison Retirement Plan for Management Employees (the "Retirement Plan") ) shall be paid a 100% survivor's spouse benefit of the same amount for her life. The benefit shall be paid at the same time as, and shall be increased by the same cost of living adjustment provisions applicable to, benefits paid under the Retirement Plan. The supplemental pension benefit shall be paid to the Executive commencing in January 1999 or, if the Executive should die prior to that month, to the Executive's Surviving Spouse commencing in the month immediately following the Executive's death.

            2. The Executive shall be deemed to be retired for purposes of determining his entitlement to employee benefits available to retired officers of the Company, including but not limited to the retired officers supplemental medical plan, The Consolidated Edison Retiree Health Program, and the non-contributory and contributory retiree life insurance plan.

            3. The Executive's termination of employment with the Company shall be deemed to be with the Company's consent under the Consolidated Edison Company of New York, Inc. 1996 Stock Option Plan (the "SOP") and any options awarded under the SOP to the Executive that are unexercised at his termination of employment shall be extended to the earlier of three years after such termination or the tenth anniversary of the grant date.

      D. 1. The retainer agreement referred to in paragraph B 6 above shall be for legal services to be performed personally by the Executive as a non-employee for the period commencing on his termination of employment to December 31, 1998. The retainer shall be in the amount of $255,000, payable by the Company in three equal installments on the first day of April, July and October, 1998. Payment shall be made to the Executive or to a law firm that the Executive designates. The Executive's legal services shall be charged at the rate of $450 an hour; disbursements shall be charged separately and shall not be part of the retainer. The Company shall be entitled to receive 567 hours of services from the Executive under the retainer. If the number of hours of service performed by the Executive for the Company under the retainer is less than or equal to 567, no part of the retainer shall be returned to the Company. To the extent that such number of hours of service performed by the Executive exceeds 567 but is less than the sum of 567 and the number of hours of service owed by the Executive to the Company under paragraph D 2 below, such excess number of hours of services shall be charged at the rate of $0 an hour. To the extent that the number of hours of service performed by the Executive exceeds the sum of 567 and the number of hours of service owed by the Executive to the Company under paragraph D 2 below, such excess number of hours of service shall be charged at the rate of $450 an hour.

            2. During the period from January 1, 1998 through March 31, 1998, the Executive may perform legal services for third parties who are independent from and not affiliated with the Company. The Company consents to the Executive's performing such services, provided that such services do not exceed 20% of the time the Executive would otherwise devote to the Company and such services do not interfere with the performance of the Executive's obligations to the Company. The Executive shall account to the Company for the time spent on such matters for third parties and shall reimburse the Company by performing an equal number of hours of service for the Company without charge under the retainer referred to in paragraph D 1 above.

      E. This Amendment has been authorized by the Board of Trustees of the Company.

      IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

                                    Consolidated Edison Company
                                          of New York, Inc.


                                    By_________________________
                                              Richard P.Cowie
                                     Vice President-Employee Relations



                                    By_________________________
                                          Peter J. O'Shea, Jr.